Exhibit 23.3

Consent of Independent Auditor

The Board of Directors

TerraForm Power, Inc.:

We consent to the use of our report dated 3 July 2014, with respect to the combined balance sheet of TerraForm Power, Inc.’s UK affiliates KS SPV 24 Limited, Boyton Solar Park Limited, and Sunsave 6 (Manston) Limited (collectively, the “Stonehenge Operating Group”) as of December 31, 2013, and the related combined statements of operations, changes in shareholders’ deficit, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Reading, United Kingdom

15 July 2014